Exhibit 10.1

CHIEF FINANCIAL OFFICER

EMPLOYMENT AGREEMENT

This Chief Financial Officer Employment Release Agreement (this "Agreement") is entered into as of July 27, 2018 (the "Effective Date"), by and among the Company, as defined herein, and Charles Njuguna (the "Executive").

WITNESSETH:

WHEREAS, the Company has determined that it is in its best interests and those of its shareholders to retain the Executive;

WHEREAS, the Company desires to employ the Executive on the terms set forth below to provide services to the Company and its affiliated companies, and the Executive is willing to accept such employment and provide such services on the terms set forth in this Agreement;

WHEREAS, the Company and the Executive desire to enter into this Agreement, which has been drafted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto do hereby agree as follows:

1.       Certain Definitions.

1.1       "Accrued Obligation" means the sum of (x) the Executive's Annual Base Salary through the Date of Termination for periods through but not following his Separation From Service and (y) any accrued vacation pay earned by the Executive subject to any applicable Company policies on carryover of accrued vacation pay, and in each case, to the extent not theretofore paid.

1.2       "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

1.3       "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

1.4       "Benefit Obligation" shall mean all benefits to which the Executive (or his designated beneficiary or legal representative, as applicable) is entitled or has become vested (or becomes entitled or vested as a result of termination) under the terms of all employee benefit and compensation plans, agreements and arrangements (collectively, "Benefit Plans") in which the Executive is a participant as of the Date of Termination.

1.5       "Board" shall mean the Board of Directors of the Company.

1.6       "Cause" shall mean:

1.6.1       the Executive seeking federal bankruptcy protection, and, in the view of the Board such action reflects negatively upon the reputation and standing of the Company;

1.6.2       the Executive commits an action which may subject Company to legal liability, including but not limited to commission of acts which violate: (a) the Americans with Disabilities Act of 1990, as amended; (b) Title VII of the Civil Rights Act of 1964, as amended and including 42 U.S.C. Sec 2000(e) et seq.; (c) the Civil Rights Act of 1991; (d) The Civil Rights Acts of 1866, 1871 and 1964, as amended; (e) 42 U.S.C. Sec 1981; (f) the Age Discrimination in Employment Act of 1967, as amended; (g) the Texas Commission on Human Rights Act of 1983, as amended; or other law;

1.6.3       the Executive develops a drug or alcohol problem which the Company deems to materially affect its reputation or which the Executive fails or refuses to treat and end within a reasonable period of time upon request of the Board;

1.6.4       the continued failure of the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), which such failure continues or remains uncorrected for 30 days after a written Notice of Termination; or

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1.6.5       engaging in conduct amounting to fraud, dishonesty, gross negligence, willful misconduct or conduct that is unprofessional, unethical, or detrimental to the reputation, character and standing of Company;

1.6.6       failure to abide by the terms of this Agreement or any policy, procedure or directive of Company as established and revised from time to time;

1.6.7       a judicial determination that Executive has engaged in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or

1.6.8       any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or of a more senior officer of the Company to Executive or based upon the advice of counsel for the Company (which may be counsel employed by the Company or its subsidiaries).

1.7       "Change of Control" shall be deemed to have occurred if any event set forth in any one of the following Sections shall have occurred:

1.7.1       any Person is or becomes the Beneficial Owner, directly or indirectly, of 30% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Shares") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), excluding any Person who becomes such a Beneficial Owner in connection with the issuance of equity securities directly by Company to such Person in a Board approved equity financing or otherwise in connection with a transaction that complies with clauses (a) and (b) of Section 1.7.3 below;

1.7.2       individuals, who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Incumbent Board (including in connection with an equity financing by the Company or in connection with preparing for a listing of Company equity securities on a national stock exchange) shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

1.7.3       the consummation of a reorganization, merger, amalgamation, consolidation, scheme of arrangement, exchange offer or similar transaction of the Company or any of its subsidiaries or the sale, transfer or other disposition of all or substantially all of the Company's Assets (each, a "Business Combination"), unless, following such Business Transaction or series of related Business Transactions, as the case may be, (a) individuals and entities (which, for purposes of this Agreement, shall include, without limitation, any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity) who were the beneficial owners, respectively, of more than 50% of, respectively, the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Business Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or other governing body), as the case may be, of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's Assets either directly or through one or more subsidiaries or entities), as the case may be, (b) no person (excluding any entity resulting from such Business Transaction or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 25% or more of, respectively, then the outstanding shares of common stock of the entity resulting from such Business Transaction or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Transaction, and (c) at least a majority of the members of the board of directors (or other governing body) of the entity resulting from such Business Transaction were members of the Incumbent Board at the time of the approval of such Business Transaction; or

1.7.4       approval or adoption by the Board of Directors or the shareholders of the Company of a plan or proposal which would result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the Company's Assets or the dissolution of the Company.

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1.8       "Company" shall mean Deep Down, Inc., a Nevada corporation, or any successor thereto, including (but not limited to) any Entity into which Deep Down, Inc. is merged, consolidated or amalgamated, or any Entity otherwise resulting from a Business Transaction.

1.9       "Company's Assets" shall mean the assets (of any kind) owned by the Company, including (but not limited to) the securities of the Company's Subsidiaries and any of the assets owned by the Company's Subsidiaries.

1.10       “Competition” shall mean engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization which competes, directly or indirectly, with the business of the Company as the same shall be constituted at any time during the Term.

1.11       “Confidential Information” shall mean Company’s or Company’s affiliate’s information which is used in the Company’s business and is (a) proprietary to, about or created by the Company; (b) gives Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of Company; (c) designated as Confidential Information by Company, or from all the relevant circumstances should reasonably be assumed by the Executive to be confidential and proprietary to Company; or (d) not generally known by persons or businesses outside of Company. Such Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

1.11.1       Work Product. Means product or information resulting from or related to work or projects performed or to be performed for Company;

1.11.2       Other Proprietary Information. Executive is aware of and acknowledges that Company has developed special competence and knowledge in the subsea oilfield service industry and has accumulated information not generally known to others in the field which is of unique value in the conduct and growth of Company’s business and which Company treats as proprietary. This information includes data relating to Company’s proprietary rights prior to any public disclosure thereof, including but not limited to the nature of the proprietary rights, production data, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets);

1.11.3       Third-Party Information. Confidential or proprietary information from third parties subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes;

1.11.4       Business Operations. Internal personnel and financial information, vendor names and other vendor information (including vendor characteristics, services and agreements), purchasing and internal cost information, internal services and operational manuals, and the manner and methods of conducting Company’s business;

1.11.5       Marketing and Development Operations. Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of Company which have been or are being discussed; and

1.11.6       Clients. Names of Company clients and their representatives, contracts and their contents and parties, customer services, and data provided by clients.

1.12           "Date of Termination" shall mean the date of last employment for Executive as identified in the Notice of Termination which shall be in compliance with the applicable provision of Section 4 setting the minimum required notice period for termination of the Agreement by Executive or Company.

1.13           "Disability" shall mean the absence of the Executive from performance of the Executive's duties with the Company on a substantial basis for 120 consecutive or non-consecutive calendar days or more within any 12-month period as a result of incapacity due to mental or physical illness.

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1.14          "Employment Period" shall mean the period commencing on the Effective Date and ending on October 1, 2020; provided, however, that commencing on October 1, 2020, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Employment Period shall be automatically extended for an additional annual period(s) (until the next annual anniversary of October 1 of the following year), unless, at least 90 days prior to the applicable Renewal Date, the Company or Executive shall give notice to the other that the Employment Period shall not be so extended.

1.15          "Entity" shall mean any corporation, partnership, association, joint-stock company, limited-liability company, trust, unincorporated organization or other business entity.

1.16          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

1.17           "Good Reason" shall mean the occurrence of any of the following:

1.17.1      except as provided herein regarding a Change of Control, the assignment to the Executive of any position, authority, duties or responsibilities that are not materially consistent with the Executive's position (including status, offices and titles), authority, duties or responsibilities as contemplated by Section 3.1 of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company after receipt of notice thereof given by the Executive;

1.17.2      any material failure by the Company to comply with any of the material provisions of this Agreement (including, without limitation, its obligations under Section 3.1) or any other agreements between the Executive and the Company, which is not cured within 30 days of the Notice of Termination provided by Executive;

1.17.3       any material reduction to Executive's Annual Base Salary (as such term is defined in Section 3.2) or Executive's bonus, retirement, pension, savings, life insurance, medical, health and accident, or disability plans, which is not cured within 30 days of the Notice of Termination provided by Executive;

1.17.4      the Company's requiring the Executive to be based at any office or location other than as provided in Section 3.1 hereof; and

1.17.5      the failure of Executive and Company to mutually agree to the criteria, terms and conditions for calculation of the Annual Bonus (as defined in Section 3.2.2) within 30 days after the date such criteria are communicated to Executive.

In the event of a Change of Control or other Business Transaction, following the Change of Control or the consummation of such other Business Transaction, "Good Reason" shall be deemed to exist in the event Executive is assigned to any position, authority, duties or responsibilities that are (a) not at or with the ultimate parent company of the successor to the Company or the Entity surviving or resulting from such Business Transaction, or (b) materially inconsistent with the Executive's position (including status, offices, titles and excluding Executive's reporting requirements), authority, duties or responsibilities as contemplated by Section 3.1.

1.18          “Intellectual Property” shall mean all inventions, original works of authorship, developments, concepts, know-how, formulae, methods, and trademarks of any kind whatsoever, individually or jointly created, conceived, developed or reduced to practice, which are original creations or improvements upon existing inventions, works, or marks, regardless of whether patentable or registerable under any law, that Executive creates, conceives, develops or reduces to practice after entering this Agreement (whether or not created, conceived, developed, or reduced to practice during work hours) that: (a) are developed using equipment, supplies, facilities, or trade secrets of the Company; (b) result at least in part from work performed by Executive for Company or know-how obtained working for the Company; or (c) relate to the Company’s current or anticipated research and development. Intellectual Property specifically does not include Prior Intellectual Property.

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1.19          "IRS" shall mean the Internal Revenue Service.

1.20           "Notice of Termination" shall mean a written notice which: (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, (c) the Date of Termination, and (d) whether the Company invokes Section 4.6 for all or a portion of the remainder of Executive’s employment in the event of termination by Executive.

1.21           "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) the Company or any of its Subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering by the Company of such securities, or (d) a corporation or other Entity owned, directly or indirectly, by the shareholders of the Company in the same proportions as their ownership of Outstanding Company Common Shares.

1.22           “Prior Intellectual Property” shall mean all inventions, original works of authorship and trademarks of any kind whatsoever, which Executive created, owned or had any right to, or currently owns or has any right whatsoever to prior to entering this Agreement.

1.23        "Restricted Period" shall mean the period of Executive’s employment and a period of 24 months following the Date of Termination of Executive’s employment with Company.

1.24        "Section 409A" means Section 409A of the Internal Revenue Code of 1986, as amended.

1.25        "Section 409A Amounts" means those amounts that are deferred compensation subject to Section 409A.

1.26        "Separation From Service" shall have the meaning ascribed to such term in Section 409A.

1.27        "Specified Executive" means a person who is a "specified employee" within the meaning of Section 409A.

1.28        "Subsidiary" shall mean any majority-owned subsidiary of the Company or any majority-owned subsidiary thereof, or any other Entity in which the Company owns, directly or indirectly, a majority of the economic interest therein.

1.29        "Waiting Period" shall mean the six-month period commencing on the date after the Executive's Separation From Service.

2.       Employment Period. The Company and Executive hereby agree that unless this Agreement is earlier terminated as provided for herein, the Company will continue to employ Executive throughout the Employment Period.

3.       Terms of Employment.

3.1            Position and Duties.

3.1.1         During the Employment Period, the Executive's position (including status, offices, titles, authority, duties and responsibilities) shall be Chief Financial Officer of the Company. The Executive’s services shall be performed at the location where the Company operates.

3.1.2         During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote Executive’s full attention and time during normal business hours for a similarly situated executive to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions and (c) manage personal investments, so long as such activities in clause (a), (b), and (c) together do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement or otherwise negatively impact the good will of the Company as viewed in the eyes of the Board. It is expressly understood and agreed that to the extent that such activities have been conducted by the Executive prior to the date hereof, and are listed on Exhibit “A”, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the date hereof shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

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3.2            Compensation.

3.2.1         Base Salary. During the Employment Period, the Executive shall receive an annualized base salary (the "Annual Base Salary") of $250,000.00 during the first year of the Agreement, and not less than the base salary the Executive earned during the prior 12-month period at any time thereafter, including any portion of the salary paid to Executive which was earned but deferred. Such Annual Base Salary shall be paid in not less than 12 monthly installments according to the regular payroll practices of the Company. During the Employment Period, the Annual Base Salary shall be reviewed for possible increase at least once every 12 months. Any increase in the Annual Base Salary may not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the Annual Base Salary as utilized in this Agreement shall refer to the Annual Base Salary as so increased.

3.2.2         Annual Bonus. Beginning in 2018, the Executive shall be eligible to earn a cash bonus payment each fiscal year under this Agreement the (“Annual Bonus Payment”). The Annual Bonus Payment shall be calculated based upon achievement of a target financial objective set by the Board’s Compensation Committee within three months of the beginning of each fiscal year thereafter. Such Annual Bonus Payment shall be based upon the target financial objective for the Company as compared to EBITDA for the prior fiscal year.

3.2.2.1       If the Board subsequently determines the financial statements of the Company must be materially restated for any fiscal year involved in the determination of the Annual Bonus Payment, the Executive may be required to repay any portion of the Annual Bonus Payment in excess of what Executive’s Annual Bonus Payment would be under the restated financial statements. Conversely, if Executive would be entitled to a larger Annual Bonus Payment under the restated financial statements, the Company shall pay to Executive the difference between what the Executive has previously been paid and what the Executive would have earned under the restated financial statements.

3.2.2.2       For purposes of the determination of the Annual Bonus Payment, EBITDA shall be defined as follows: The net income (loss) of the Company plus interest expense-net, income taxes, depreciation and amortization (including amortization of purchased receivables). The determination of EBITDA, for purposes of the Annual Bonus Payment, shall be made by the Board in accordance with generally accepted accounting principles in effect in the United States, applied on a consistent basis (“GAAP”). EBITDA shall be adjusted for the following purposes: (a) to exclude net gains and losses on the disposal of assets and other non-operating income or expense items; (b) to exclude EBITDA generated from acquisitions of new businesses or companies during the year (an acquisition of a new office would not be deemed to be a material acquisition); (c) to exclude capitalized costs that would otherwise be expenses of the period; and (d) for other items in the discretion of the Board, provided, however that as to Executive Officers, the Board may not exercise discretion to increase EBITDA for purposes of the Annual Bonus Payment.

3.2.2.3       The Annual Bonus Payment, if earned, will be paid in cash no later than 30 days after the completion of the annual audit of the Company’s consolidated financial statements, unless the Executive shall elect to defer the receipt of such Annual Bonus Payment pursuant to an arrangement which meets the requirements of Section 409A. In any event, for purposes of Section 409A, the Annual Bonus Payment will not be considered earned by the Executive until the completion of the annual audit of the Company’s consolidated financial statements.

3.2.3         Stock Award. The Executive shall receive a restricted common stock award as provided in the attached Restricted Stock Agreement (Exhibit “B”) upon the Effective Date of the Agreement. From Time to time Company may provide Executive additional restricted stock offers in the same general form as that identified in the Restricted Stock Agreement.

3.2.4         Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the whole, than the most favorable of those provided by the Company for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company, subject to the terms and conditions of the applicable plans, practices, policies and programs.

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3.2.5         Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible to participate in all welfare benefit plans, practices, policies and programs provided by the Company; including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs (the “Plans”) from time to time to the extent applicable generally to, and no less favorable than those provided to other peer executives at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company. The Company shall pay 100% of all premiums with respect to such Plans.

3.2.6         Fringe Benefits. During the Employment Period, the Executive shall be entitled to such fringe benefits (including, without limitation, payment of cellular telephone, vehicle allowance, payment of professional fees and taxes and related expenses, as appropriate) in accordance with the plans, practices, programs and policies of the Company for other peer executives at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company. Notwithstanding the foregoing, any amounts payable under Section 3.2 that are Section 409A Amounts shall be paid in a manner and at such times so as to be compliant with or exempt from Section 409A.

3.2.7         Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive subject to the terms of the Company's applicable expense reimbursement policies applicable to other peer executives at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company. Notwithstanding the foregoing, any amounts payable under Section 3.2 that are Section 409A Amounts shall be paid in a manner and at such times so as to be compliant with or exempt from Section 409A.

3.2.8         Vacation and Sick Time. During the Employment Period, the Executive shall be entitled to up to three weeks paid vacation per calendar year. To the extent not used in any fiscal year, Executive may carry over up to eight weeks of paid vacation to a subsequent calendar year. Executive may not take more than 10 consecutive days without consulting management. Additionally, during the Employment Period, the Executive shall be entitled to up to five days paid time off per year for illness. To the extent not used in any fiscal year, Executive may not carry over paid time off days to a subsequent calendar year.

3.3            Certain Additional Payments by the Company.

3.3.1       Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution by the Company or any of its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other plan, agreement or contract or otherwise, but determined without regard to any additional payments required under Section 3.3) (a “Payment”) would be subject to any additional tax or excise tax imposed by sections 409A, 457A or 4999 of the Code (and any successor provisions or sections to sections 409A, 457A and 4999) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to promptly receive from the Company an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Any Gross-Up Payment shall be made by the Company at least 10 days prior to the date that the Executive is required to remit to the relevant taxing authority any federal, state and local taxes imposed upon the Executive, including the amount of additional taxes imposed upon the Executive due to the Company’s payment of the initial taxes on such amounts. Notwithstanding any provision of this Agreement to the contrary, any amounts to which the Executive would otherwise be entitled under this Section 3.3.1 during the first six months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six months following the date of his Separation From Service. All reimbursements by the Company under this Section 3.3.1 shall be paid no later than the earlier of (a) the time periods described above and (b) the last day of the Executive’s taxable year next following the taxable year in which the expense was incurred.

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3.3.2         Subject to the provisions of Section 3.3.3, all determinations required to be made under this Section 3.3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination shall be made by PricewaterhouseCoopers or, as provided below, such other certified public accounting firm as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days after the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 3.3, shall be paid by the Company to the Executive within five days after the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm, absent manifest error, shall be binding upon the Company and the Executive, subject to the last sentence of Section 3.3.1, and in no event later than the payment deadline specified in Section 3.3.1. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 3.3.3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive, subject to the last sentence of Section 3.3.1, and in no event later than the payment deadline specified in Section 3.3.1.

3.3.3         The Executive shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of the Gross-Up Payment (or an additional Gross-Up Payment in the event the IRS seeks higher payment). Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

3.3.3.1     give the Company any information reasonably requested by the Company relating to such claim,

3.3.3.2     take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

3.3.3.3     cooperate with the Company in good faith in order to effectively contest such claim, and

3.3.3.4     permit the Company to participate in any proceedings relating to such claims; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred at any time during the period that ends 10 years following the lifetime of the Executive in connection with such proceedings and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of Section 3.3.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Company shall not direct the Executive to pay such a claim and sue for a refund if, due to the prohibitions of section 402 of the Sarbanes-Oxley Act of 2002, the Company may not advance to the Executive the amount necessary to pay such claim. All such costs and expenses shall be made by the Company at least 10 days prior to the date that the Executive is required to pay or incur such costs and expenses. The costs and expenses that are subject to be paid by the Company pursuant to Section 3.3.3 shall not be limited as a result of when the costs or expenses are incurred. The amounts of costs or expenses that are eligible for payment pursuant to this Section 3.3.3.4 during a given taxable year of the Executive shall not affect the amount of costs or expenses eligible for payment in any other taxable year of the Executive. The right to payment of costs and expenses pursuant to this Section 3.3.3.4 is not subject to liquidation or exchange for another benefit. Notwithstanding any provision of this Agreement to the contrary, any amounts to which the Executive would otherwise be entitled under this Section 3.3.3.4 during the first six months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six months following the date of his Separation From Service. All reimbursements by the Company under this Section 3.3.3.4 shall be paid no later than the earlier of (a) the time periods described above and (b) the last day of the Executive’s taxable year next following the taxable year in which the expense was incurred.

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3.4   If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3.3.3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 3.3.3 promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3.3.3 a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall not be required to be repaid.

3.5   Any provision in this Agreement or any other plan or agreement to the contrary notwithstanding, if the Company is required to pay a Gross-Up Payment pursuant to the provisions of this Agreement and pursuant to the provisions of another plan or agreement, then the Company shall pay the total of the amounts determined pursuant to this Agreement and the provisions of such other plan or agreement.

4.       Termination of Employment.

4.1       Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period without necessity of Notice of Termination. If the Company determines in good faith belief that the Executive has a Disability, the Company may terminate the Agreement upon not less than 30 days written notice.

4.2.  By the Company with Cause. Subject to the limitations of Section 1.6 regarding notice and cure, the Company may terminate the Executive's employment immediately during the Employment Period for Cause by providing a Notice of Termination.

4.3   By the Executive with Good Reason. Subject to the limitations of Section 1.17 regarding notice and cure, the Executive's employment may be terminated immediately by the Executive at any time during the Employment Period for Good Reason by providing a Notice of Termination.

4.4   By the Company without Cause. The Executive's employment may be terminated by the Company at any time during the Employment Period without Cause at any time by providing a Notice of Termination and upon not less than 60 days written notice.

4.5   By the Executive without Good Reason. The Executive's employment may be terminated by the Executive at any time during the Employment Period without good Reason by providing a Notice of Termination and upon not less than 60 days written notice.

4.6   Garden Leave. In the event of termination by Executive with or without Good Reason, the Company may elect to relieve Executive of any and all duties under this Agreement and deny Executive access to Company property so long as Company makes any and all payments otherwise due under the Agreement during the Notice of Termination period. The Company may elect to place Executive on Garden Leave at any time during the remainder of Executive’s employment identified in the Notice of Termination. Such leave shall not prejudice either Company or Executive to any other rights or payments due under this Agreement.

5.	Obligations of the Company Upon Termination.

5.1       Death or Disability. If, during the Employment Period, the Executive's employment is terminated by reason of the Executive's death or Disability:

5.1.1       the Company shall pay to the Executive (or Executive's heirs, beneficiaries or representatives, as applicable) in a lump sum in cash, within 30 days after the Date of Termination, the Accrued Obligation; and

5.1.2       the Company shall pay or cause the Executive (or Executive's heirs, beneficiaries or representative, as applicable) to be paid the Benefit Obligation at the times specified in and in accordance with the terms of the applicable Benefit Plans.

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5.2       Good Reason or Other Than for Cause. If, during the Employment Period, the Agreement is terminated by the Executive for Good Reason or by the Company for any reason other than for Cause, then:

5.2.1       The Company shall pay to the Executive, at the times specified in Section 5.2.2 below, the following amounts:

5.2.1.1       the Accrued Obligation,

5.2.1.2       the Benefit Obligation,

5.2.1.3       a lump sum in cash equal to one time the Executive's Annual Base Salary (at the rate in effect as of the Date of Termination); provided, however, that if such termination occurs prior to the date that is 12 months following a Change of Control, then the amount of such lump sum cash payment shall be equal to three times the Executive's Annual Base Salary (at the rate in effect as of the Date of Termination),

5.2.1.4       a lump sum in cash equal to the average annual bonus paid to the Executive for the prior two full fiscal years preceding the Date of Termination; provided, however, that if such termination occurs prior to the date that is 12 months following a Change of Control, then the amount of such lump sum cash payment shall be equal to three times the average Annual Bonus paid to the Executive for the prior two full fiscal years preceding the Date of Termination,

5.2.1.5       a lump sum in cash equal to a pro rata portion of the Annual Bonus payable for the period in which the Date of Termination occurs based on actual performance under the Company's annual incentive bonus arrangement; provided, however, that such pro rata portion shall be calculated based on Executive's Annual Bonus for the previous fiscal year; provided, further that if no previous Annual Bonus has been paid to Executive, then the lump-sum cash payment shall be no less than 50% of Executive’s Annual Base Salary, and

5.2.1.6       if such termination occurs prior to the date that is 12 months following a Change of Control, then each and every share option, restricted share award and other equity-based award that is outstanding and held by the Executive shall immediately vest and become exercisable.

5.2.2       The Company shall pay the Executive the Benefit Obligation at the times specified in and in accordance with the terms of the applicable Benefit Plans. The Company shall pay the Executive the amounts described under Section 5.2.1.1 within 30 days after the Date of Termination. The Company shall pay to the Executive the amounts or benefits described in Sections 5.2.1.3 and 5.2.1.4 within 90 days following the date of Executive's Separation From Service if he is not a Specified Executive or on the date that is six months following the date of his Separation From Service if he is a Specified Executive. Amounts payable pursuant to Section 5.2.1.5 will be paid at time payment is made to employees generally pursuant to the terms of the Company's annual incentive bonus arrangement or, if Executive is a Specified Executive, on the date that is six months following the date of his Separation From Service, if later.

5.2.3       Payments to the Executive under this Section 5.2 (other than the Accrued Obligation and the Benefit Obligation) are contingent upon the Executive's execution (and non-revocation) of a release substantially in the form of Exhibit “C” hereto no later than 60 days following Executive's Separation From Service.

5.3       Cause. If the Executive's employment is terminated by the Company for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay to the Executive (a) the Accrued Obligation and (b) the Benefit Obligation in accordance with the terms of the applicable Benefit Plans. In such case, the Accrued Obligation shall be paid to the Executive in a lump sum in cash within 30 days after the Date of Termination and the Benefit Obligation shall be paid in accordance with the terms of the applicable Benefit Plans.

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5.4       Termination by Executive Other Than for Good Reason. If the Executive voluntarily terminates his employment during the Employment Period for any reason other than for Good Reason, the Executive's employment shall terminate without further obligations to the Executive, other than for payment of the Accrued Obligation and the Benefit Obligation and the rights provided in Section 6. In such case, the Accrued Obligation shall be paid to the Executive in a lump sum in cash within 30 days after the Date of Termination and the Benefit Obligation shall be paid in accordance with the terms of the applicable Benefit Plans.

5.5       General. Notwithstanding anything herein to the contrary, if the Executive is a Specified Executive on the date of his Separation From Service, any payments or benefits hereunder that are deferred compensation subject to Section 409A, are payable upon his Separation From Service, and are not otherwise exempt from Section 409A, shall not be paid during the Waiting Period, and on the first business day following the expiration of the Waiting Period all payment and benefits that were payable during the Waiting Period will be paid to the Executive in a cash lump sum payment, without interest, and thereafter payments and benefits will be paid as provided herein.

6.      Other Rights. Except as provided herein, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Except as otherwise provided herein, amounts which are vested benefits, which vest according to the terms of this Agreement or which the Executive is otherwise entitled to receive under any of the Benefit Plans or any other plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement.

7.       Full Settlement.

7.1   No Rights of Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

7.2   No Mitigation Required. The Company agrees that, if the Executive’s employment with the Company terminates, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

8.       Competition, Disclosure, Ownership, and Solicitation.

8.1   Non-Disclosure. Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate, use, disclose or divulge any Confidential Information of the Company or its affiliates at any time. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 8.1.

8.2   Return of Confidential Information. The Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment hereunder for any reason without request of the Company. In no event shall an asserted violation of the provision of this Section 8.2 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

8.3   Non-Competition. In exchange for the provision of Confidential Information and training by the Company, the Executive shall not engage in Competition during the Restricted Period, provided, that it shall not be a violation of this Section 8.3 for the Executive to become the registered or beneficial owner of up to five percent of any class of the capital stock of a corporation registered under the Securities Exchange Act of 1934, as amended, provided that the Executive does not actively participate in the business of such corporation until such time as this covenant expires.

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8.4       Non-Solicitation; Non-Interference. During the Restricted Period, the Executive agrees that the Executive will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or Entity, do any of the following:

8.4.1         solicit from any customer doing business with the Company or any of its Subsidiaries, as of the Date of Termination, business of the same or of a similar nature to the business of the Company or any of its Subsidiaries with such customer;

8.4.2         solicit from any potential customer (that is known to the Executive) of the Company or any of its Subsidiaries business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company or any of its Subsidiaries, or of substantial preparation with a view to making such a bid, proposal or offer, within six months prior to such Date of Termination;

8.4.3                   solicit the employment or services of any person employed by or a consultant to the Company upon the Date of Termination, or within six months prior thereto (provided, however, that the provisions hereof shall be deemed not to prohibit the Executive, on the Executive's behalf or on behalf of other persons, firms or Entities, from placing advertisements in newspapers or other media of general circulation advertising employment opportunities and offering employment to individuals responding to those advertisements); or

8.4.4         otherwise knowingly interfere with the business or accounts of the Company or any of its Subsidiaries.

8.5 Reformation. Should any provision within this Section 8 of this Agreement be determined too broad under any law or statute, the parties expressly request the agreement be reformed to provide the maximum possible protection to Company.

8.6   Extension Due to Breach. For any period of time during which Executive is in breach of the covenant not to compete set out in this Section 8, Executive agrees the non-competition and non-solicitation obligations shall be extended for an equal period.

8.7   Incorporation of Prior Agreements. This Agreement incorporates all non-competition, non-disclosure, and non-solicitation obligations of Executive to Company from any prior agreements between Executive and Company which were in effect immediately preceding entry into this Agreement. Such incorporated obligations shall remain in force and effect until such time, if any, as sufficient consideration for the provisions of Section 8 above has been imparted to Executive.

8.8   Good Will. The Executive and the Company agree and acknowledge that the Company has a substantial and legitimate interest in protecting the Company's and its Subsidiaries' Confidential Information and goodwill. The Executive and the Company further agree and acknowledge that the provisions of this Section 8 are necessary to protect the Company's legitimate business interests and are designed to protect the Company's and its Subsidiaries' Confidential Information and goodwill. The Executive agrees that the scope of the restrictions as to time, geographic area, and scope of activity in this Section 8 are necessary for the protection of the Company's legitimate business interests and are not oppressive or injurious to the public interest. The Executive agrees that in the event of a breach or threatened breach of any of the provisions of this Section 8 the Company shall be entitled to injunctive relief against the Executive's activities to the extent allowed by law, and the Executive waives any requirement for the posting of any bond by the Company in connection with such action. The Executive further agrees that any breach or threatened breach of any of the provisions of Section 8 would cause injury to the Company for which monetary damages alone would not be a sufficient remedy. The Executive hereby agrees that the period during which the agreements and covenants of the Executive made in Section 8 shall be effective shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of Section 8.

8.9       Patents, Copyrights and Trademarks. Executive agrees that all Intellectual Property shall become the sole property of Company as outlined herein:

8.9.1       Disclosure and Assignment. Executive hereby agrees to disclose and hold in trust for the sole benefit of Company any and all Intellectual Property. Without any additional compensation, Executive hereby assigns to Company, or its designee, all Executive’s right, title and interest throughout the world in and to any and all Intellectual Property, including without limitation all patent, trademark, trade secret, copyright, and other proprietary rights therein. Executive further hereby waives and forever releases any moral rights or rights of attribution with respect to any Intellectual Property.

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8.9.2       Records. Executive agrees to keep and maintain adequate and current written records of all Intellectual Property, including, but not limited to, notes, sketches, drawings, flow charts, electronic data or recordings, and laboratory notebooks at Company’s place of business. Executive agrees that such records shall be the sole property of the Company and Executive agrees not to remove such records from the Company's place of business except as expressly permitted by Company.

8.9.3       Assistance. Executive agrees to assist Company, or its designee, at Company's expense, in every way to secure Company's rights in the Intellectual Property in any and all countries during Executive’s employment with Company at any time necessary thereafter. To the extent Executive is unable or unwilling to provide such assistance, Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further Company’s rights in the Intellectual Property. Executive hereby waives and irrevocably assigns to Company any and all claims, of any nature whatsoever, which Executive now or hereafter has for past, present or future infringement of any and all proprietary rights assigned to Company with respect to any Intellectual Property.

8.9.4       Prior Intellectual Property. At the time of entering this Agreement, Executive shall provide Company with a signed and dated list of all Prior Intellectual Property. If Executive fails to provide Company with such a list within 30 days of entering this Agreement, Executive agrees that no such Prior Intellectual Property exist.

8.10       Non-Disparagement. Except as noted in this Section, the parties each promise to refrain from making any disparaging remarks about the other following the termination of the employment relationship between them. Company may, however, offer a faithful account of Executive’s service to anyone seeking a recommendation or account for future employment of Executive. Similarly, Executive may make any appropriate good faith charge to any governmental agency regarding the actions of Company, including but not limited to making a report to the Securities and Exchange Commission regarding the actions of the Company.

8.11       Return of Materials. Executive agrees that upon termination of this Agreement, Executive shall: (a) deliver to Company all Confidential Information and all copies thereof, along with any and all other property belonging to Company or any Client or supplier of Company, (b) return to Company all equipment or devices, if any, (c) deliver all passwords and log in information for social media profiles; and (d) return to Company all sales material and all other documents, information or materials of whatever kind or nature and stored on any type of media developed by or for Company and thereafter shall neither use such documents, information materials or any similar materials, nor supply or make available such documents, information or materials to any third party.

9.      Successors. This Agreement, and any rights and obligations hereunder, is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.       Miscellaneous.

10.1 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Executive and the Company or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Notwithstanding anything herein to the contrary, the Company may amend this Agreement in writing in any manner so that payments or benefits hereunder comply with or continue to be exempt from Section 409A, including, but not limited to, (a) adding a requirement that no payment or benefits due on account of the Executive's Separation From Service shall be paid during the six-month period commencing on the Executive's Date of Termination and (b) making payment of any amounts due to the Executive hereunder such that any such payment is exempt from Section 409A (including making payment as soon as administratively practicable, within the meaning of Section 409A, for such purpose).

10.2 Applicable Law, Forum, and Venue. This Agreement shall be governed and construed exclusively in accordance with the laws of the State of Texas without regard to the conflicts of laws or principles thereof. The parties agree that Texas shall be the forum for any action or suit related to this Agreement, including, but not limited to, any claim affecting its validity, construction, effect, performance or termination. The parties further agree that the venue for any such action or suit shall exclusively be the state or federal courts sitting in Harris County, Texas.

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10.3 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON ANY MATTER ARISING OUT OF, OR IN CONNECTION WITH, OR RELATING TO THIS AGREEMENT.

10.4 Headings. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

10.5 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Charles Njuguna at the address set forth in his personnel file at Deep Down, Inc.

If to the Company:	Deep Down, Inc. 8827 W. Sam Houston Pkwy N., Suite 100 Houston, Texas 77040 Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

10.6 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

10.7 Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

10.8 Entire Agreement. Except as set out in Section 8.7, this Agreement constitutes the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements between the parties relating to the subject matter hereof.

10.9 Deferred Compensation and Specified Executive. The Executive acknowledges and understands that none of the Company, its Affiliates, nor any of their officers, directors or employees are responsible or liable for and none of them guarantee the tax consequences of any payments or benefits under this Agreement, including, but not limited to, any excise taxes or interest that may be incurred under Section 409A.

10.10 Assignment. This Agreement may be assigned by Company to any affiliated or related company at any time without notice. This Agreement may not be assigned by Executive for any reason without express written consent of Company.

10.11 Reformation. Should any provision within this Agreement be determined too broad under any law or statute, the parties expressly request the Agreement be reformed to provide the maximum possible protection to Company.

10.12 No Construction Against Drafter. Executive is encouraged to seek the advice of legal counsel in reviewing this Agreement and has had an opportunity to review and consider the Agreement before entering it. Therefore, in any construction to be made of this Agreement, the Agreement shall not be construed for or against either Party.

10.13.       Defend Trade Secrets Act Notice. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

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11.   Indemnity.

11.1         Legal Fees. To the extent permitted by applicable law, and the By-Laws of the Company, the Company agrees to defend, indemnify and hold harmless the Executive from any and all claims, demands or causes of action, including reasonable attorneys' fees and expenses, suffered or incurred by the Executive as a result of the assertion or filing of any claim, demand, litigation or other proceedings based, in whole or in part, upon statements, acts or omissions made by or on behalf of the Executive pursuant to this Agreement and/or in the course and scope of the Executive's employment by the Company. Within 10 days after notice from the Executive of the filing or assertion of any claim for which indemnification is provided (or sooner if action is required sooner in order to properly defend the Executive), the Company shall designate competent, experienced counsel to represent the Executive, at the Company's expense, which counsel shall be subject to the Executive's approval, which shall not be unreasonably withheld. Should the Company fail to so designate or pay, or make arrangements for payment of, such counsel, then Executive shall have the right to engage counsel of the Executive's choosing, and the Company shall be obligated to pay or reimburse any and all fees and expenses incurred by the Executive in defending himself in connection with any such claim.

11.2          Insurance. During the entire employment period, and for a period of not less than five years after termination of the Executive's employment, the Company shall maintain, and pay all applicable premiums for, directors' and officers' liability insurance, of which the Executive shall be an insured, which shall provide full coverage for the defense and indemnification of the Executive, to the fullest extent permitted by applicable law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY: DEEP DOWN, INC. BY: /s/ Ronald E. Smith Ronald E. Smith, President and CEO	EXECUTIVE: CHARLES NJUGUNA /s/ CHARLES NJUGUNA Individually

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EXHIBIT A

OUTSIDE ACTIVITIES (SECTION 3.1.2)

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EXHIBIT B

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (“Agreement”) is made and entered into effective as of the 27th day of July 2018 (“Date of Grant”), by and between DEEP DOWN, INC., a Nevada corporation (the “Company”), and Charles Njuguna (“Executive”).  The defined term “Employer” shall include, where applicable, the Company and affiliates and entities in which the Company has an ownership interest, directly or indirectly.

(1)	Award. The Company hereby makes a grant of restricted stock subject to the terms and conditions contained herein. The shares granted to Executive pursuant to this Agreement are an aggregate of 300,000 shares (the “Restricted Shares”) of common stock of the Company, $0.001 par value per share, which in turn are a portion of the overall common stock of the Company (the “Stock”).

(2)	Restricted Shares. Executive hereby accepts the grant of Restricted Shares when issued and agrees to the limitations below:

(a)	Transfer Restriction. The Restricted Shares granted hereunder may not be sold, assigned, transferred, exchanged, pledged, hypothecated or encumbered by Executive, and no such sale, assignment, transfer, exchange, pledge, hypothecation or encumbrance, whether made or created by voluntary act of Executive or any agent of Executive or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company or any agent or any custodian holding certificates for the Restricted Shares until the Forfeiture Restriction explained below lapse (the “Transfer Restriction”).

(b)	Forfeiture Restriction. The Restricted Shares shall be forfeited and revert to the Company upon the termination of Executive’s employment with the Company for any reason (the “Forfeiture Restriction”, and together with the Transfer Restriction, the “Restrictions”) effective upon the last date Executive performs work for the Company, unless the Forfeiture Restriction lapses before such date as described below.

(c)	Lapse of Restrictions. The Restrictions with respect to each tranche of Restricted Shares (as described below) shall lapse upon the first to occur of any of the following events: (1) the Executive’s interest in the Restricted Shares vests as herein stated; (2) Executive’s death; (3) Executive’s employment with the Company terminates due to disability; (4) Executive retires after attaining both 59 ½ years of age and five years of continuous full-time employment with the Company; or (5) in the event of a Change of Control as herein defined.

(i)	Vesting. Upon vesting, the Restrictions shall lapse. Executive’s interest in the Restricted Shares shall vest as follows:

Vesting Date	Restricted Shares Released from Restrictions
October 1, 2018	100,000
October 1, 2019	100,000
October 1, 2020	100,000

(ii)	Change in Control. Upon the occurrence of a “Change in Control” as defined below, the Restrictions on the Restricted Shares shall be removed provided the Executive remains employed by the Company immediately prior to the Change in Control.

For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

A.	Any Person (meaning individual, trust or entity of any form) is or becomes the Beneficial Owner (meaning a Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power and\or investment power over more than thirty percent (30%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”)), excluding any Person who becomes such a Beneficial Owner in connection with the issuance of equity securities directly by the Company to such Person in a Board (meaning the Company’s Board of Directors) approved equity financing;

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B.	Individuals, who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board (including in connection with an equity financing by the Company or in connection with preparing for a listing of Company equity securities on a national stock exchange) shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

C.	The consummation of a reorganization, merger, amalgamation, consolidation, scheme of arrangement, exchange offer or similar transaction of the Company or any of its subsidiaries or the sale, transfer or other disposition of all or substantially all of the Company’s assets (each, a “Business Transaction”), unless, following such Business Transaction or series of related Business Transactions, as the case may be, (A) individuals and entities (which, for purposes of this Agreement, shall include, without limitation, any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity) who were the beneficial owners, respectively, of more than fifty percent (50%) of, respectively, the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Business Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or other governing body), as the case may be, of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries or entities), as the case may be, (B) no person (excluding any entity resulting from such Business Transaction or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the entity resulting from such Business Transaction or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Transaction, and (C) at least a majority the members of the board of directors (or other governing body) of the entity resulting from such Business Transaction were members of the Incumbent Board at the time of the approval of such Business Transaction; or

D.	Approval or adoption by the Board of Directors or the shareholders of the Company of a plan or proposal which would result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the Company’s assets or the dissolution of the Company.

(iii)	Disability. A disability shall occur if the Employer reasonably determines Executive cannot perform the essential functions of Executive’s job duties due to a physical or mental impairment with or without reasonable accommodation and terminates Executive’s employment. Under such circumstance, all Restrictions on the Restricted Shares shall then be removed.

(iv)	Removal of Restrictions. Restricted Shares with respect to which the Restrictions have lapsed shall cease to be subject to any Restrictions, and the Company, pending payment of corresponding taxes by Executive, shall provide the Executive a certificate representing the Restricted Shares as to which the Restrictions have lapsed.

(3)	Dispute Regarding Restrictions. If the employment of Executive with the Employer terminates prior to the lapse of the Restrictions, and there exists a dispute between Executive and the Employer or the Company as to the satisfaction of the conditions to the lapse of the Restrictions or the terms and conditions of the grant, the Restricted Shares shall remain subject to the Restrictions until the resolution of such dispute, except that any distributions that may be payable to the holders of record of Stock as of a date during the period from termination of Executive’s employment to the resolution of such dispute shall:

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(a)	to the extent to which such distributions would have been payable to Executive on the Restricted Shares under the terms hereof, be held by the Company as part of its general funds, and shall be paid to or for the account of Executive only upon, and in the event of, a resolution of such dispute in a manner favorable to Executive, and then only with respect to such of the Restricted Shares as to which such resolution shall be so favorable, and

(b)	be retained by the Company in the event of a resolution of such dispute in a manner unfavorable to Executive only with respect to such of the Restricted Shares as to which such resolution shall be so unfavorable.

(4)	Certificates. Notwithstanding anything herein to the contrary, the Company may, in its discretion, reflect ownership of the Shares through the issuance of stock certificates, or in book-entry form, without stock certificates, on its books and records. If the Company elects to issue certificates, one or more certificates evidencing the Restricted Shares shall be issued by the Company in Executive’s name, or at the Company’s option, in the name of the Company’s nominee, pursuant to which Executive shall have voting rights.

The Company may cause the certificate or certificates to, upon issuance, be delivered to the Secretary of the Company or to such other depository as may be designated by the Company for safekeeping until the forfeiture thereof occurs or the Restrictions applicable thereto lapse pursuant to the terms of this Agreement. In request of the Company or its designee, Executive shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares then subject to the Restrictions.  Subject to the Company’s rights under this Subsection (4) and the other provisions of this Agreement, upon the lapse of the Restrictions without forfeiture, the Company shall deliver to Executive a certificate evidencing the vested Restricted Shares with respect to which Restrictions have lapsed, and shall retain a certificate representing unvested Restricted Shares still subject to Restrictions. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements of any law or regulation applicable to the issuance or delivery of such Stock.  The Company shall not be obligated to issue or deliver any Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

(5)	Withholding of Tax. To the extent that the receipt of the Restricted Shares or the lapse of any Restrictions result in income to Executive for federal, state, provincial or local income tax purposes, Executive shall pay to the Employer or make arrangements satisfactory to the Company regarding payment of any federal, state, provincial or local taxes of any kind required by law to be withheld with respect to such income. The Company may permit payment of such taxes to be made through the tender of cash or shares of Stock, the withholding of shares of Stock out of Stock otherwise distributable or any other arrangement satisfactory to the Company. The Company shall, to the extent permitted by law, have the right to withhold delivery of a Stock certificate under Subsection (4) above or to deduct any such taxes from any payment of any kind otherwise due to the Executive. If Executive does not pay the entire amount of such taxes to the Employer within 30 days after the date on which the income subject to such taxes is recognized, the Company shall withhold from the Shares to which Executive is entitled a number of shares of Stock having an aggregate fair market value equal to the amount of such taxes remaining to be paid by Executive and shall deliver a certificate for the remaining Shares to the Executive in accordance with Subsection (4). If Executive makes the election authorized by Section 83(b) of the Internal Revenue Code, Executive shall submit to the Company a copy of the statement filed by Executive to make such election.

(6)

Status of Shares. Executive agrees that, notwithstanding anything to the contrary herein, the Shares may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.  Executive also agrees (i) that certificates shall bear the legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Shares on its transfer records if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares.  Executive acknowledges that the issuance of the Restricted Shares was not registered pursuant to a registration statement under the Securities Act of 1933 (the “Securities Act”) or applicable state securities laws and therefor are deemed to be “restricted securities” as contemplated by Rule 144 under the Securities Act.  Executive is aware of the restrictions on re-sale applicable to restricted securities under such laws, and agrees not to dispose of such Shares in any manner that would constitute a violation of such laws.

(7)	Changes in Capital Structure. In the event that the outstanding shares of Stock or other securities of the Company shall be changed in number or class by reason of split-ups, spin-offs, combinations, mergers, consolidations or recapitalizations, or by reason of Stock dividends, reverse stock splits or other event (“Liquidation Event”), the number or class of securities comprising the Restricted Shares shall be appropriately and equitably adjusted.

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(8)

Employment Relationship. For purposes of this Agreement, Executive shall be considered to be in the employment of the Employer as long as Executive remains an employee of the Employer, or any successor, whether a corporation or other legal entity.  Any question as to whether and when there has been a termination of such employment, and the nature or cause of such termination, shall be determined by the Company in its sole discretion, and its determination shall be final. Nothing contained herein shall be construed as conferring upon Executive the right to continue in the employ of the Employer, nor shall anything contained herein be construed or interpreted to limit the “employment at will” relationship between Executive and the Employer.

(9)

Non-Disclosure of Confidential Matters.  Pursuant to this Agreement and through Executive’s continued employment with the Employer, the Employer agrees to provide Executive with access to certain confidential information, intellectual property, and/or other trade secret information that belongs to the Employer (hereinafter “Confidential Information”).  Executive expressly acknowledges that Executive will receive access to certain Confidential Information belonging to the Employer pursuant to this Agreement and through Executive’s continued employment with the Employer. In consideration for the Employer’s agreement to provide Executive with access to certain Confidential Information, the Employer’s agreements as it relates to the Shares as provided herein, and other good and valuable consideration, Executive agrees not to make, at any time hereafter, including after the termination of employment for any reason, any unauthorized use, publication, or disclosure, during or subsequent to his/her employment by the Employer, of any Confidential Information generated or acquired by him/her during the course of his/her employment, except to the extent that the disclosure of Confidential Information is necessary to fulfill his/her responsibilities as an employee of the Employer. Executive understands that Confidential Information includes information not generally known by or available to the public about or belonging to the Employer, or belonging to other companies to whom the Employer may have an obligation to maintain information in confidence, and that authorization for public disclosure may only be obtained through the Employer’s written consent.  Executive also understands and agrees that the information protected by this provision includes, but is not limited to, information of a technical and a business nature such as ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, product formulae, design specifications, writings and other works of authorship, computer programs, financial figures, marketing plans, customer lists and data, business plans or methods and the like, which relate in any manner to the actual or anticipated business of the Employer, or related to its actual or anticipated areas of research and development. Executive further agrees not to disclose to the Employer, nor induce any personnel of the Employer to use, any confidential information, trade secret, or confidential material belonging to others.

(10)

Company’s Powers.  No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering, any of the powers, rights or authority vested in the Company.

(11)	Resolution of Disputes. As a condition of the granting of the Shares hereby, Executive and Executive’s heirs, personal representatives and successors agree that any dispute or disagreement which may arise hereunder shall be determined by the Company in its sole discretion and judgment, and that any such determination and any interpretation by the Company of this Agreement shall be final and shall be binding and conclusive, for all purposes, upon the Company, Executive, Executive’s heirs, personal representatives and successors or any person or entity claiming through any of them.

(12)	Binding Effect. The terms and conditions of this Agreement shall, in accordance with their terms, be binding upon, and inure to the benefit of, all successors of Executive, including, without limitation, Executive’s estate and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy, or representative of creditors of Executive. This Agreement shall be binding upon and inure to the benefit of any successors to the Company.

(13)	Non-Solicitation. Executive agrees that during his/her employment with the Employer and for a period of one year after the termination of Executive’s employment relationship with the Employer, Executive will not directly or indirectly solicit, induce, recruit, encourage, or persuade any employee of the Employer to leave the Employer.

(14)	Non-Disparagement. Executive agrees not to engage in any act or make any comments (written or oral), which are intended, or reasonably may be expected, to harm the business, prospects, or operations of the Employer, or to disparage the reputation of the Employer; provided, however, that Executive shall not be held in breach of this provision should Executive be required to testify pursuant to subpoena under oath or as otherwise required by law, provided additionally that Executive testifies truthfully and that, prior to providing such testimony, Executive promptly notifies Employer that his or her testimony is being sought in sufficient time so as to permit Employer to seek to prevent or limit such testimony or otherwise seek to obtain a protective order.

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(15)

Irreparable Harm. The Executive acknowledges that a breach of the obligations set forth in Sections 9, 13 and 14 of this Agreement shall cause irreparable harm to the Employer and that monetary damages would be an inadequate remedy for such a breach.  The Executive agrees that the Employer shall be entitled to equitable relief by way of injunction or otherwise, as well as any other remedy available at law, if the Executive breaches or threatens to breach the provisions of this Agreement.  Further, in the event that the Employer determines in good faith that Executive has breached any of said provisions of this Agreement, the Employer shall, to the extent the Restrictions have not lapsed, be entitled, at its election, to immediately stop making any payments hereunder and/or to terminate the vesting of, or otherwise cancel, terminate or require to be relinquished to the Company the Shares awarded to Executive and/or to enforce the specific performance of this Agreement by Executive and/or to enjoin Executive from activities in breach of said provisions of this Agreement without having to show that there are no other adequate remedies available. The parties stipulate and agree that the terms, covenants, commitments and agreements contained Sections 9, 13 and 14 of this Agreement are fair and reasonable in all respects, including the time period and geographical coverage, and that these restrictions are necessary for the reasonable protection of the legitimate business interests of the Employer. If, at the time of enforcement of any of these provisions, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.  In such event, but only in such event, the parties hereto hereby specifically request a trial court or other tribunal presented with this Agreement for enforcement to reform it as to time, geographic area or scope of activities prohibited to the fullest extent allowed by law and to enforce this Agreement as so reformed.

(16)

Notices. Every notice hereunder shall be in writing and shall be given by registered or certified mail or by any other method accepted by the Company or the Company’s designee. All notices to the Company shall be directed to Deep Down, Inc., 8827 W. Sam Houston Pkwy North, Suite 100, Houston, Texas 77040 Attention:  Secretary.  Any notice given by the Company to Executive directed to Executive at the address on file with the Company shall be effective to bind Executive and any other person who shall acquire rights hereunder.  The Company shall be under no obligation whatsoever to advise Executive of the existence, maturity or termination of any of Executive’s rights hereunder and Executive shall be deemed to have familiarized himself or herself with all matters contained herein that may affect any of Executive’s rights or privileges hereunder.

(17)	Modification and Severability. If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully enforceable. If such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision shall be severed from this Agreement, as applicable, and such declaration shall in no way affect the legality, validity and enforceability of the other provisions of this Agreement to which such declaration does not relate. In this event, this Agreement shall be construed as if it did not contain the particular provision held to be illegal, invalid or unenforceable, the rights and obligations of the parties hereto shall be construed and enforced accordingly, and this Agreement otherwise shall remain in full force and effect. If any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other would render the provision valid, then the provision shall have the construction which renders it valid.

(18)	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas and applicable federal law.

[Remainder of page intentionally blank]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Executive has executed this Agreement, all effective as of the date of first above written.

DEEP DOWN, INC.

By: /s/ Ronald E. Smith
Ronald E. Smith
President & Chief Executive Officer

/s/ Charles Njuguna
Charles Njuguna

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EXHIBIT C

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Release Agreement”) is entered between Executive and the Company. All defined terms hereunder shall have the same meaning ascribed to them under that certain Chief Financial Officer Employment Agreement (defined therein as the “Agreement”) entered between Executive and Company.

1.       Executive acknowledges and represents Executive was employed by the Company under the Agreement, which provides Executive certain benefits upon termination of the Agreement, but which benefits are contingent upon Executive releasing the Company from all liabilities.

2.       In exchange for the benefits ascribed to Executive under the Agreement, the receipt of which Executive hereby acknowledges, Executive releases the Company as provided herein. Executive represents that Company has remitted to Executive any and all sums due to Executive arising from Executive’s employment with Company and that Executive is not due or entitled to any additional sums from Company save possibly under a retirement benefit program or insurance program.

3.       Executive hereby releases the Company and its principals, owners, directors, officers, parent companies, subsidiaries, affiliates, employees, agents and other persons acting on behalf of the Company (collectively referred to as “the Released Parties”) from all claims of whatsoever nature that Executive may have against the Released Parties arising from or in any way related to Executive’s employment with the Company. Executive also releases the Released Parties from all claims of whatsoever nature that Executive may have against the Released Parties arising from or in any way related to the termination of Executive’s employment with the Company, and from any and all claims that Executive may have against any of the Released Parties arising from any act occurring prior to the execution of this Release Agreement, including, without limitation, any claim, demand, action, cause of action or right, including claims for attorney's fees, based on but not limited to: (a) the Americans with Disabilities Act of 1990, as amended; (b) Tex. Hum. Res. Code § 121.001, et seq.; (c) Title VII of the Civil Rights Act of 1964, as amended and including 42 U.S.C. Sec 2000(e) et seq.; (d) the Civil Rights Act of 1991; (e) The Civil Rights Acts of 1866, 1871 and 1964, as amended; (f) 42 U.S.C. Sec 1981; (g) the Equal Pay Act of 1963; (h) the Fair Labor Standards Act, as amended; (i) the Rehabilitation Act of 1973, as amended; (j) the Age Discrimination in Employment Act of 1967, as amended; (k) the Older Workers Benefit Protection Act of 1990; (l) Chapter 21 of the Texas Labor Code (also known as the Texas Commission on Human Rights Act of 1983), as amended (including, but not limited to, Tex. Lab. Code §§21.051 – 21.055 and 21.401 – 21.405); (m) the Family Medical Leave Act of 1993, codified as 29 U.S.C. §§ 2601, et seq., as amended; (n) the Texas Workers’ Compensation Act, as amended, including, but not limited to, Texas Labor Code §§ 451.001, et seq.; (o) the National Labor Relations Act; (p) the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended; (q) the Executive Retirement Income Security Act, as amended; (r) the Internal Revenue Code of 1986, as amended, including but not limited to, any claim for taxes, interest, or penalties under IRC 409A; (s) the Sarbanes Oxley Act of 2002, including 15 U.S.C. § 1514A; (t) Immigration Reform and Control Act, as amended; (u) the Occupational Safety and Health Act, as amended; (v) Genetic Nondiscrimination Act of 2008, as amended; (w) any existing employment agreement or potential entitlement under any Company program or plan; (x) Tex. Health & Safety Code §81.101, et seq. (the Texas communicable disease law); and (y) any other statute or law, including all suits in tort or contract, including wrongful termination and claims for reimbursement, bonus, incentives, commissions, compensation and benefits, defamation, damage to business reputation, impairment of economic opportunity, and any other claims for compensatory, statutory, or punitive damages. Executive expressly acknowledges and agrees that the sum referred to in Paragraph 2 above is reasonable consideration for granting this release.

Executive understands this release is not intended to interfere with Executive’s right to file a charge with, or provide information regarding the activities of Company to, the Securities and Exchange Commission, Equal Employment Opportunity Commission, National Labor Relations Board, Department of Labor, Texas Commission on Human Rights or any other governmental agency (collectively “Governmental Agency”) in connection with any claim Executive believes Executive may have against the Released Parties. However, by executing this Release Agreement, Executive hereby waives the right to recover in any proceeding Executive may bring before any Governmental Agency, in any proceeding brought by any Governmental Agency on Executive’s behalf.

4.       Executive understands that nothing in this Release Agreement is intended to waive claims: (a) that arise under any state’s workers’ compensation or unemployment laws; (b) for reimbursement of business expenses incurred on behalf of the Company under the Company’s expense reimbursement policies; (c) for vested rights Executive may have under any ERISA-covered employee benefit plans as of the date Executive signs this Release Agreement, including, but not limited to COBRA benefits; (d) that may arise after Executive signs this Release Agreement; (e) to enforce or challenge the validity of this Release Agreement; or (f) which cannot be released.

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5.       In accordance with the Older Worker’s Benefit Protection Act of 1990, Executive is aware of and acknowledges the following: (a) Executive is waiving all rights and claims that Executive has or may have under the federal Age Discrimination in Employment Act, as well as any rights or claims that Executive has under other federal, state, or local laws with regard to age and other employment discrimination; (b) Executive has been advised by the Company to consult with an attorney prior to executing this Release Agreement; (c) Executive has a period of 21 days in which to consider this Release Agreement before signing it; (d) for a period of 7 days following the signing of this Release Agreement, Executive may revoke this Release Agreement (solely as to any claims under the federal Age Discrimination in Employment Act) and this Release Agreement shall not become effective and enforceable as to any claims under the federal Age Discrimination in Employment Act until that 7-day revocation period has expired; (e) Executive has carefully read and fully understands all of the provisions of this Release Agreement; (f) Executive knowingly and voluntarily agrees to all the terms set forth in this Release Agreement; and (g) Executive knowingly and voluntarily intends to be legally bound by this Release Agreement. Executive further agrees that, in the event Executive decides to revoke this Release Agreement as provided for by this section, Executive will deliver written notice to the Company’s Chief Executive Officer by mail (postmarked no later than the 7th day), facsimile, or email.

EXECUTIVE ACKNOWLEDGES THAT THE SEVEN DAY RIGHT TO RESCIND THIS AGREEMENT, AS NOTED IN THIS PARAGRAPH, SHALL EXTEND ONLY TO EXECUTIVE’S POTENTIAL AGE DISCRIMINATION CLAIMS. EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE REMAINDER OF THE RELEASES ENUMERATED IN PARAGRAPH 3 OF THIS AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT EVEN IF EXECUTIVE RESCINDS THE AGREEMENT AS PROVIDED BY THIS SECTION.

6.       Executive hereby relinquishes any right to re-employment with Company after Executive executes this Release Agreement. Executive agrees that Executive no longer desires employment with Company, and that Executive shall not seek, apply for, accept or otherwise pursue employment with Company. Executive acknowledges that if Executive re-applies for or seeks employment with Company, Company’s refusal to hire Executive based on this provision will provide a complete defense to any claims arising from any attempt by Executive to apply for employment.

7.       Executive agrees this release does not invalidate or otherwise interfere with any obligation created under the Agreement which survives the termination of the Agreement, specifically including, but not limited to, Section 8 of the Agreement.

8.       Executive agrees, upon the request of any of the Released Parties, to cooperate fully, execute any required documents, and participate as required (including as a witness), in any legal proceedings in which the Company or any of the Released Parties is, or may become, involved.  These legal proceedings include, but are not limited to grievance proceedings, audits, investigations, arbitration hearings, and lawsuits (“Proceeding”).  Executive agrees to devote as much time as is reasonably necessary to prepare for any Proceeding and to work with Company to provide any information or assistance the Company finds reasonably necessary to protect Company’s interest in any Proceeding.  Executive will be reimbursed to the extent permitted by any applicable law for any out-of-pocket expenses including but not limited to travel expenses in connection with any Proceeding in which Executive participates in pursuant to this Section.  Executive will not receive compensation in addition to that which is provided by this Release Agreement for fulfilling Executive’s obligations under this Section.  Nothing contained in this Section or this Release Agreement is intended to or shall be construed to in any way prohibit or impede Executive from providing truthful testimony or statements in any Proceeding or before any Governmental Agency.

9.       Executive represents and warrants that Executive has no knowledge that the Company or any of the Released Parties has committed or is suspected of committing any act which is or may be in violation of any federal or state law or regulation or has acted in a manner which requires corrective action of any kind.

IF THIS AGREEMENT IS NOT RECEIVED BY THE COMPANY ON OR BEFORE THE 25TH DAY AFTER DELIVERY, THIS OFFER IS WITHDRAWN WITHOUT FURTHER NOTICE.

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SIGNED this ____ day of __________, 20___.

Executive: _________________________________________ Charles Njuguna

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